     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1997
                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  TENNECO INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                        76-0515284
        (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                                1275 KING STREET
                          GREENWICH, CONNECTICUT 06831
                                 (203) 863-1000
          (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                KARL A. STEWART
                          VICE PRESIDENT AND SECRETARY
                                  TENNECO INC.
                                1275 KING STREET
                          GREENWICH, CONNECTICUT 06831
                                 (203) 863-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           TIMOTHY R. DONOVAN, ESQ.                         GERARD M. MEISTRELL, ESQ.
                JENNER & BLOCK                               CAHILL GORDON & REINDEL
                 ONE IBM PLAZA                                   80 PINE STREET
            CHICAGO, ILLINOIS 60611                         NEW YORK, NEW YORK 10005
                (312) 222-9350                                   (212) 701-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                          AMOUNT              PROPOSED             PROPOSED
     TITLE OF EACH CLASS OF               TO BE           MAXIMUM OFFERING    MAXIMUM AGGREGATE        AMOUNT OF
   SECURITIES TO BE REGISTERED          REGISTERED        PRICE PER UNIT*       OFFERING PRICE      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Debt Securities..................      $700,000,000            100%*             $700,000,000           $212,122
======================================================================================================================

* Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED             , 1997

                                  $700,000,000

                                DEBT SECURITIES

                                  TENNECO INC.

     Tenneco Inc. (the "Company") directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell from time to time up to $700,000,000 aggregate principal amount (or its equivalent) of its debt securities (the "Securities") on terms to be determined at the time of sale. The specific designation, aggregate principal amount, maturities, rate (or method of calculation) and time of payment of interest, purchase price, any terms for redemption, the agent, dealer or underwriter, if any, in connection with the sale of the Securities in respect of which this Prospectus is being delivered and the other terms of the Securities are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"). The Company reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents.

     If an agent of the Company or a dealer or underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission, dealer's purchase price, or underwriter's discount is set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The aggregate proceeds to the Company from all the Securities will be the purchase price of Securities sold less the aggregate of agents' commissions and underwriters' discounts and other expenses of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for the agents, dealers and underwriters.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                 A CRIMINAL OFFENSE.

                            ------------------------

            , 1997

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Available Information.......................................      2
Incorporation of Certain Documents by Reference.............      3
Tenneco Inc. ...............................................      3
Use of Proceeds.............................................      3
Ratio of Earnings to Fixed Charges..........................      3
Description of Securities...................................      4
Plan of Distribution........................................      9
Legal Opinions..............................................     10
Experts.....................................................     10

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission at the following addresses: Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or may be accessed electronically on the Commission's website (at http://www.sec.gov). Such reports, proxy and information statements and other information can also be inspected at the offices of: the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such copies should be directed to Mr. Karl A. Stewart, Vice President and Secretary, Tenneco Inc., 1275 King Street, Greenwich, Connecticut 06831, telephone number (203) 863-1000.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the exhibits thereto, which may be obtained from the Commission in the manner set forth above. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated as of their respective dates in this Prospectus by reference:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (b) Amended Current Report on Form 8-K/A dated February 24, 1997; and

          (d) Current Report on Form 8-K dated March 27, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(e), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed incorporated in this Prospectus by reference and to be a part of this Prospectus from the date of the filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  TENNECO INC.

     Tenneco Inc. ("Tenneco") is a holding company conducting all of its operations through subsidiaries. As used herein, unless the context otherwise requires the term the "Company" refers to Tenneco and its consolidated subsidiaries.

     The major businesses of the Company are the manufacture and sale of automotive exhaust system parts and ride control products, and the manufacture and sale of packaging materials, cartons, containers and specialty packaging products.

     Because Tenneco is a holding company rather than an operating company, its ability to pay principal and interest on its outstanding indebtedness depends primarily upon the availability of funds from its operating subsidiaries.

     The address of the Company, a Delaware corporation, is 1275 King Street, Greenwich, Connecticut 06831, and its telephone number is (203) 863-1000.

                                USE OF PROCEEDS

     Unless otherwise indicated in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be used for working capital and capital expenditures or to reduce indebtedness incurred for such purposes and to refinance long term debt maturing over the next several years and to refinance short term debt incurred to acquire businesses and assets. Any additional funds required for any of the foregoing purposes may be derived from internal sources, additional borrowings or other financial arrangements.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratio of earnings to fixed charges for Tenneco and its consolidated subsidiaries, calculated based on results from continuing operations, for each of the periods indicated:

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                              1996   1995   1994   1993   1992
                                                              ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges..........................  2.31   2.77   3.22   2.87   3.43
                                                              ====   ====   ====   ====   ====

                           DESCRIPTION OF SECURITIES

     The Securities are to be issued pursuant to the provisions of an indenture (hereinafter called the "Indenture") dated as of November 1, 1996 between the Company, then known as New Tenneco Inc., and The Chase Manhattan Bank, as Trustee (hereinafter called the "Trustee"). The following statements are summaries of certain provisions contained in the Indenture, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part. They do not purport to be complete statements of all the terms and provisions of the Indenture, and reference is made to the Indenture for full and complete statements of such terms and provisions. As used under this caption, the term "Debt Securities" means all evidences of indebtedness for money borrowed which have been or may be issued under the Indenture and will include the Securities if and when issued.

GENERAL

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series as from time to time authorized by Tenneco. The Debt Securities are and will be unsubordinated and unsecured obligations of Tenneco and will rank pari passu with other unsubordinated and unsecured obligations of Tenneco (including trade payables). Claims of holders of Debt Securities, including the Securities, will be effectively subordinated to the claims of holders of the debt (including trade payables) of Tenneco's subsidiaries with respect to the assets of such subsidiaries. At December 31, 1996, Tenneco had approximately $2,215 million ($2,079 million face amount), and Tenneco's subsidiaries had approximately $88 million ($110 million face amount), of total short-term and long-term debt (excluding trade payables and intercompany debt), respectively.

     The Indenture does not limit the amount of other indebtedness or securities which may be issued by the Company, although the issuance, assumption or guarantee of indebtedness secured by certain property is subject to the restrictions described under "-- Certain Covenants of Tenneco." There are no provisions of the Indenture which will afford holders of the Securities protection in the event of a highly leveraged transaction involving the Company.

     The Prospectus Supplement sets forth the following terms of the Securities in respect of which this Prospectus is delivered: (i) the designation of such Securities; (ii) the aggregate principal amount of such Securities; (iii) the percentage of principal amount at which such Securities will be issued; (iv) the date or dates on which such Securities will mature; (v) the rate or rates, if any, per annum (which may be fixed or variable) at which such Securities will bear interest or the method of determining such rate or rates; (vi) the times at which such interest, if any, will be payable; (vii) the date, if any, after which such Securities may be redeemed, or any applicable sinking fund requirements, and the redemption price or prices; (viii) the currency in which the Securities will be denominated (if other than U.S. dollars); and (ix) any other special terms.

CERTAIN COVENANTS OF TENNECO

     Negative Pledge. If Tenneco or any Restricted Subsidiary (as defined below) shall issue, assume, incur or guarantee any Debt (as defined below) secured by a Mortgage (as defined below) on any Principal Manufacturing Property (as defined below) of Tenneco or any Restricted Subsidiary or on any shares of capital stock or Debt of any Restricted Subsidiary, Tenneco will secure, or cause such Restricted Subsidiary to secure, the outstanding Debt Securities equally and ratably with such secured Debt, unless after giving effect thereto the aggregate amount of all such secured Debt together with all Attributable Debt (as defined below) of Tenneco and its Subsidiaries (as defined below) in respect of sale and leaseback transactions involving Principal Manufacturing Properties would not exceed 15% of the Consolidated Net Tangible Assets (as defined below) of Tenneco and its consolidated Subsidiaries. This restriction generally does not apply in the case of:

          (a) the creation of Mortgages on any Principal Manufacturing Property acquired by Tenneco or a Restricted Subsidiary after the date of the Indenture to secure or provide for the payment or financing of all or any part of the purchase price thereof or construction of fixed improvements thereon (prior to, at the time of or within 180 days after the latest of the acquisition, completion of construction or commencement of commercial operation thereof), or existing Mortgages on any Principal Manufacturing Property acquired by Tenneco or a Restricted Subsidiary (whether or not such Mortgages are assumed), provided the Mortgage shall not apply to any property theretofore owned by Tenneco or a Restricted Subsidiary, other than any theretofore unimproved real property;

          (b) any Mortgages on any Principal Manufacturing Property of a corporation which is merged into or consolidated with Tenneco or a Restricted Subsidiary or substantially all of the assets of which are acquired by Tenneco or a Restricted Subsidiary (whether or not the obligations secured thereby are assumed by Tenneco or a Restricted Subsidiary);

          (c) Mortgages in favor of governmental bodies of the United States or any State thereof or any other country or any political subdivision thereof to secure partial, progress, advance or other payments pursuant to any contract or statute, or to secure any Debt incurred or guaranteed for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such Mortgages;

          (d) Mortgages on particular property (or any proceeds of the sale thereof) to secure all or any part of the cost of exploration, drilling, mining, development, maintenance or operation thereof intended to obtain or increase the production and sale or other disposition of oil, gas, coal, natural gas, carbon dioxide, sulphur, helium, metals, minerals, steam, timber, or other natural resources therefrom, or any Debt created, issued, assumed or guaranteed to provide funds for any or all such purposes;

          (e) Mortgages securing Debt of a Restricted Subsidiary owing to Tenneco or another Restricted Subsidiary;

          (f) Mortgages on any Principal Manufacturing Property of Tenneco or a Restricted Subsidiary which Mortgages were in existence on the date of the Indenture; provided, however, that each such Mortgage shall be limited to all or a part of the property which secured such Mortgage at such date (plus improvements and construction on such property);

          (g) certain extensions, renewals or replacements of Mortgages referred to in the foregoing clauses; and

          (h) Permitted Mortgages (as defined below).

     (Section 3.6 of the Indenture.) The Indenture does not restrict the incurrence of unsecured debt by Tenneco or any Subsidiary.

     Restrictions on Sale and Leaseback Transactions. Neither Tenneco nor any Restricted Subsidiary may, after the effective date of the Indenture, enter into any sale and leaseback transaction involving any Principal Manufacturing Property, unless the net proceeds of the sale or transfer of such property shall be at least equal to the fair value of the property (as determined by resolution adopted by the Board of Directors of Tenneco) and:

          (a) Tenneco or such Restricted Subsidiary would be entitled to create or assume Debt secured by a Mortgage on such property as described in clauses (a)-(h) under "Negative Pledge" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the outstanding Debt Securities;

          (b) during the period commencing 12 months prior to and ending 12 months after a sale and leaseback transaction, Tenneco or such Restricted Subsidiary expends for facilities comprising a Principal Manufacturing Property (or part thereof) all or a part of the net proceeds of such sale and leaseback transaction and elects to designate such amount as a credit against such sale and leaseback transaction; or

          (c) to the extent not credited as described above, Tenneco applies to the retirement of long-term Debt of Tenneco or any Restricted Subsidiary (other than certain intercompany debt) an amount equal to the Attributable Debt with respect to such sale and leaseback transaction.

(Section 3.6 of the Indenture.) This restriction does not apply to any sale and leaseback transaction (a) between Tenneco and a Restricted Subsidiary or between Restricted Subsidiaries, (b) involving the taking back of a lease for a period of three years or less, or (c) if after giving effect to a sale and leaseback transaction, permitted secured debt plus Attributable Debt of Tenneco and its Subsidiaries in respect of sale and leaseback transactions involving Principal Manufacturing Properties would not exceed 15% of the Consolidated Net Tangible Assets of Tenneco and its consolidated Subsidiaries.

     Except as may be applicable to a particular series of Securities that may be issued in the future, there are no covenants or other provisions in the Indenture providing for a put or increased interest or that would otherwise afford holders of Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

     The following terms which are used in the Indenture have the meanings set forth below:

     "Attributable Debt" means the total net amount of the rent required to be paid during the remaining term of any lease, discounted at the weighted average rate per annum then borne by the outstanding Debt Securities. (Section 1.1 of the Indenture.)

     "Consolidated Net Tangible Assets" means the total assets shown on the consolidated balance sheet of Tenneco and its consolidated Subsidiaries for the most recent fiscal quarter, after deducting the amount of all current liabilities and intangible assets. (Section 1.1 of the Indenture.)

     "Debt" of any person shall mean any debt for money borrowed which is issued, assumed, incurred or guaranteed in any manner by such person. (Section
1.1 of the Indenture.)

     "Mortgage" means any mortgage, pledge, lien or other encumbrance securing Debt of any person. (Section 1.1 of the Indenture.)

     "Permitted Mortgage" means:

          (a) any governmental, mechanics', materialmen's, carriers' or similar lien created in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction;

          (b) any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

          (c) any lien of taxes and assessments which is (A) for the current year, (B) not at the time delinquent or (C) delinquent but the validity of which is being contested at the time by Tenneco or any Subsidiary in good faith;

          (d) any lien arising from or in connection with a conveyance by Tenneco or any Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

          (e) any lien to secure obligations imposed by statute or governmental regulations; or

          (f) any lien of, or to secure performance of, leases (other than leases relating to a sale and leaseback transaction). (Section 1.1 of the Indenture.)

     "Principal Manufacturing Property" means any manufacturing plant or testing or research and development facility of Tenneco or a Subsidiary located in the United States unless the Tenneco Board of Directors determines that such plant or facility is not of material importance to the total business conducted by Tenneco and its consolidated Subsidiaries. "Principal Manufacturing Property" shall include, without limitation, additions, improvements, replacements, repairs, fixtures, appurtenances or component parts of any such plant or facility attaching to or required to be attached to property or assets pursuant to the terms of any Mortgage (including, without limitation, pursuant to any "after-acquired property" clause or similar term thereof). (Section 1.1 of the Indenture.)

     "Restricted Subsidiary" means any Subsidiary owning or leasing any Principal Manufacturing Property. (Section 1.1 of the Indenture.)

     "Subsidiary" means any corporation, partnership or other entity of which more than 50% of the outstanding voting stock or equity interests is directly or indirectly owned or controlled by Tenneco. (Section 1.1 of the Indenture.)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Tenneco may not merge or consolidate with any other person or sell, lease or convey substantially all of its assets to any person, unless (i) either Tenneco is the continuing entity or the successor or transferee or lessee is a corporation organized under the laws of the United States, any State thereof or the District of Columbia and expressly assumes Tenneco's obligations under the Debt Securities and the Indenture, and (ii) immediately after giving effect to the transaction Tenneco, such person or such successor corporation, as the case may be, shall not be in default of any such obligations. (Section 9.1 of the Indenture.) Upon any such consolidation, merger, sale, lease or conveyance the successor corporation formed by such consolidation, or into which Tenneco is merged or to which such sale, lease or conveyance is made, shall succeed to, and be substituted for Tenneco under the Indenture and under the Debt Securities. (Section 9.2 of the Indenture.)

EVENTS OF DEFAULT

     Any one of the following events will constitute an "Event of Default" under the Indenture with respect to Debt Securities of any series: (i) failure to pay any interest on any Debt Security of that series when due and continuance of such default for 30 days; (ii) failure to pay principal of any Debt Security of that series when due, either at maturity, upon any redemption, by declaration or otherwise; (iii) failure to observe or perform any other of the covenants or agreements of Tenneco in the Indenture (other than a covenant the default or breach of which is otherwise specifically dealt with in the Indenture) for 60 days after written notice as provided in the Indenture; (iv) certain events of bankruptcy, insolvency or reorganization of Tenneco; or (v) any other Event of Default provided in a supplemental indenture with respect to, or the form of, Debt Securities of that series. (Section 5.1 of the Indenture.)

     If any Event of Default occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of each affected series (or, in certain instances, all series), voting as a single class, by written notice to Tenneco (and to the Trustee, if given by such holders of Debt Securities), may declare the principal amount of (or, if the Debt Securities of an affected series are original issue discount debt securities, such portion of the principal amount as may be specified therefor) and accrued interest on all the Debt Securities of each affected series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 5.1 of the Indenture.)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all defaults known to it unless such default shall have been cured or waived; provided that except in the case of a default in payment on the Debt Securities of that series, the Trustee may withhold the notice if and so long as it in good faith determines that withholding such notice is in the interests of the holders of the Debt Securities of that series. (Section 5.11 of the Indenture.)

     The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (with all such series voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on the Trustee. (Section
5.9 of the Indenture.)

     The holders of a majority in aggregate principal amount outstanding of all series of Debt Securities with respect to which an Event of Default has occurred (voting as a single class) by notice to the Trustee and prior to acceleration of the maturity thereof may waive, on behalf of the holders of all Debt Securities of all such series, any past default or Event of Default with respect to that series and its consequences except in respect of a covenant or provision of the Indenture which cannot under the terms of the Indenture be amended or modified without the consent of the holder of each outstanding Debt Security affected. (Section 5.10 of the Indenture.)

     The Indenture includes a covenant that Tenneco will file annually with the Trustee a certificate as to Tenneco's compliance with all conditions and covenants of the Indenture. (Section 3.5 of the Indenture.)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting Tenneco and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order: (i) to transfer or pledge any property to the Trustee as security for the Debt Securities of any series; (ii) to evidence the succession of another corporation to Tenneco and the assumption of the covenants of Tenneco by a successor to Tenneco; (iii) to add to the covenants of Tenneco such further covenants or provisions so as to further protect the holders of Debt Securities; (iv) to establish the form or terms of Debt Securities; (v) to evidence and provide for successor trustees; or (vi) to cure any ambiguity or correct or supplement any defective provisions or to make any other provisions as Tenneco deems necessary or desirable, provided such action does not adversely affect the interests of any holder of Debt Securities of any series. (Section 8.1 of the Indenture.)

     The Indenture also contains provisions permitting Tenneco and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities affected by such supplemental indenture (voting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holder of each Debt Security so affected: (i) extend the time for payment of principal or interest on any Debt Security; (ii) reduce the principal of, or the rate of interest on, any Debt Security; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of any original issue discount security; (v) change the currency or currency unit in which any Debt Security or any premium or interest thereon is payable; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (vii) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby the consent of whose holders is required for modification or amendment of the Indenture. (Section 8.2 of the Indenture.)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that Tenneco, at its option, (a) will be discharged from any and all obligations ("defeasance") in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain covenants of the Indenture, including those described under "Certain Covenants of Tenneco" and "-- Consolidation, Merger and Sale of Assets," and the occurrence of an event described in clause (iii) of the first paragraph under "-- Events of Default" shall no longer be an Event of Default ("covenant defeasance"), in each case, if Tenneco deposits, in trust, with the Trustee money or, in certain cases, U.S. Government Obligations (as defined below) which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of (and premium, if any) and interest on the Debt Securities of such series, and any mandatory sinking fund or analogous payments, on the dates such payments are due in accordance with the terms of the Debt Securities of such series. If such defeasance is to occur at least one year prior to the date such Debt Securities become due and payable or are to be redeemed such defeasance may only be established if Tenneco shall have delivered an opinion of counsel to the effect that the holders of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit or defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as if such defeasance had not occurred. In addition, such opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. "U.S. Government Obligations" means obligations issued or guaranteed as to principal and interest by the United States or by an entity controlled or supervised by or acting as an instrumentality of the United States government. (Article 10 of the Indenture.)

                              PLAN OF DISTRIBUTION

     Tenneco may sell the Securities being offered hereby in four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and (iv) through dealers.

     Offers to purchase Securities may be solicited directly by Tenneco or by agents designated by Tenneco from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Tenneco to such agent will be set forth, in the Prospectus Supplement. Agents may be entitled under agreements which may be entered into with Tenneco to indemnification by Tenneco against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with, or perform services for, Tenneco in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale of Securities, Tenneco will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by Tenneco against certain liabilities, including liabilities under the Securities Act.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, Tenneco will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by Tenneco against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, Tenneco will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from Tenneco at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date specified in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless Tenneco otherwise agrees the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts specified in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of Tenneco. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and that the issuance of the Securities covered by any Contract shall not result in the breach of any of the provisions of or constitute a default under any other agreement or instrument of Tenneco. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by Tenneco.

     The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Securities offered hereby are being passed upon for Tenneco by Mr. Theodore R. Tetzlaff, General Counsel of Tenneco and a partner of Jenner & Block, and for any agents or underwriters, as the case may be, by Messrs. Cahill Gordon & Reindel (a partnership including a professional corporation), 80 Pine Street, New York, New York. Tenneco has been advised by Mr. Tetzlaff that at January 31, 1997 he beneficially owned 87,623 shares of Common Stock of Tenneco (including options to purchase 44,118 shares of Common Stock, which options were either exercisable as of such date or exercisable within 60 days of such date). Cahill Gordon & Reindel from time to time performs legal services for the Company and its subsidiaries and members of Cahill Gordon & Reindel are the beneficial owners of securities of the Company.

                                    EXPERTS

     The financial statements and schedules of Tenneco and its consolidated subsidiaries included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for postemployment benefits.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses to be incurred by Tenneco in connection with the offering described in this Registration Statement.

Registration fee............................................  $212,122
Printing and engraving expense..............................    50,000*
Trustee's fees..............................................    50,000*
Paying agent's fees.........................................    15,000*
Legal fees and expenses.....................................   125,000*
Accounting fees and expenses................................   125,000*
Rating agency fees..........................................   155,000*
Miscellaneous, including Blue Sky qualification expense,
  travel, telephone and telegraph and various out-of-pocket
  expenses..................................................    70,000*
                                                              --------
     Total..................................................  $802,122*
                                                              ========

-------------------------
* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The By-Laws of Tenneco include the following provisions.

          "Section 14. (1) The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an "Indemnitee") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (3) of this Section 14, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board.

          (2) The corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this
     Section 14 or otherwise.

          (3) If a claim for indemnification or payment of expenses under this
     Section 14 is not paid in full within thirty days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

          (4) The rights conferred on any Indemnitee by this Section 14 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Restated

     Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

          (5) The corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by an amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

          (6) Any repeal or modification of the foregoing provisions of this
     Section 14 shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

          (7) This Section 14 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action."

     Tenneco has purchased insurance which purports to insure Tenneco against certain costs of indemnification which may be incurred by it pursuant to the foregoing By-Law provision, and to insure the officers and directors of Tenneco, and of its subsidiary companies, against certain liabilities incurred by them in the discharge of their function as such officers and directors except for liabilities resulting from their own malfeasance.

     In addition, the directors and officers of Tenneco have been indemnified by El Paso Tennessee Pipeline Co. ("Old Tenneco") and Newport News Shipbuilding Inc. ("Newport News") for certain liabilities for any violations or alleged violations of securities or other laws arising out of certain documents related to, or filed or delivered by or on behalf of, Old Tenneco or Newport News in connection with the merger, distributions and related transactions involving Tenneco, Old Tenneco and Newport News in 1996.

     See "Item 17, Undertakings" for a description of the Securities and Exchange Commission's position regarding the foregoing indemnification provisions.

ITEM 16. EXHIBITS.

     Exhibits not incorporated by reference to a prior filing are designated by an asterisk; all exhibits not so designated are incorporated herein by reference to a prior filing as indicated.

     *1     --   Form of Underwriting Agreement Standard Provisions (Debt
                 Securities) and Delayed Delivery Contract.
      2     --   None.
      4     --   Indenture dated as of November 1, 1996, from the Company,
                 formerly known as New Tenneco Inc., to The Chase Manhattan
                 Bank, as Trustee (Exhibit 4.1 to Registration Statement
                 333-14003).
     *5     --   Opinion of Theodore R. Tetzlaff, Esq.
      8     --   None.
     12     --   Computation of Ratio of Earnings to Fixed Charges (Exhibit
                 12 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-12387).
     15     --   None.
    *23(a)  --   The consent of Theodore R. Tetzlaff is contained in his
                 opinion filed as Exhibit 5 to this Registration Statement.
    *23(b)  --   Consent of Arthur Andersen LLP.
    *24     --   Powers of Attorney of the following Directors of Tenneco
                 Inc.:
                 Mark Andrews
                 W. Michael Blumenthal
                 M. Kathryn Eickhoff
                 Peter T. Flawn
                 Henry U. Harris, Jr.
                 Belton K. Johnson
                 John B. McCoy
                 Sir David Plastow
                 William L. Weiss
                 Clifton R. Wharton, Jr.
     25     --   Statement of Eligibility and Qualification on Form T-1 of
                 The Chase Manhattan Bank (Exhibit 25 to Registration
                 Statement 333-14003).
     26     --   None.
     27     --   None.
     99     --   None.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        provided, however, that the undertakings set forth in paragraphs (i) and
        (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF GREENWICH, STATE OF CONNECTICUT, ON THIS 31ST DAY OF MARCH, 1997.

                                          TENNECO INC.

                                          By:        /s/ DANA G. MEAD
                                            ------------------------------------
                                                        Dana G. Mead
                                            Chairman and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                      SIGNATURE                                      TITLE                      DATE
                      ---------                                      -----                      ----

                  /s/ DANA G. MEAD                       Principal Executive Officer       March 31, 1997
-----------------------------------------------------      and Director
                    Dana G. Mead

                /s/ ROBERT T. BLAKELY                    Principal Financial and           March 31, 1997
-----------------------------------------------------      Accounting Officer
                  Robert T. Blakely

        Mark Andrews, W. Michael Blumenthal,             Directors
        M. Kathryn Eickhoff, Peter T. Flawn,
      Henry U. Harris, Jr., Belton K. Johnson,
          John B. McCoy, Sir David Plastow,
      William L. Weiss, Clifton R. Wharton, Jr.

               By: /s/ KARL A. STEWART                                                     March 31, 1997
  -------------------------------------------------
                  Attorney-In-Fact